UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2015

Tech Data Corporation
(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Tech Data Drive Clearwater, Florida	33760
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   727-539-7429

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2015, Tech Data Corporation (the "Company") issued a press release announcing that effective June 5, 2015, Joseph B. Trepani will assume the role of senior vice president and chief financial officer ("CFO"), the Americas. In this role, Mr. Trepani will be responsible for the company's finance, accounting and credit functions in the United States, Canada, and Latin America. Mr. Trepani has served as the company's senior vice president and corporate controller since March 1998. He joined the company in March 1990 as controller and served as director of Operations from October 1991 through January 1995. In February 1995, he was promoted to vice president and worldwide controller. Prior to joining the company, Mr. Trepani was employed by Price Waterhouse from 1982 to 1989. He holds a B.S. in Accounting from Florida State University and is a certified public accountant.

In its press release on April 30, 2015, the Company also announced that effective June 5, 2015, Jeffrey L. Taylor will be promoted to senior vice president and corporate controller. In this role, Mr. Taylor will serve as the company's chief accounting officer, responsible for all global accounting policy, controls and financial reporting. Mr. Taylor, age 48, most recently served as the company's vice president and assistant corporate controller. In this role he has focused on optimizing the processes, controls, and financial reporting of the company's worldwide finance teams. Prior to rejoining the company in October 2012, Mr. Taylor served in executive financial management with a value-added reseller and previously was employed by Deloitte & Touche ("Deloitte") from 1992 to 2003, most recently as audit partner in Russia and including three years in Deloitte's U.S. national office in the quality assurance and SEC services groups. He was previously with Tech Data for four years serving as vice president of Corporate Accounting, and holds a B.S. in Accounting from San Diego State University.

A copy of the Company's press release is filed herewith as Exhibit (99.1).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith pursuant to Item 5.02 hereof:

Exhibit No.	Description
99.1	Press Release dated April 30, 2015

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tech Data Corporation (Registrant)
May 4, 2015 (Date)	/s/ JEFFERY P. HOWELLS Jeffery P. Howells Executive Vice President, & Chief Financial Officer